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
                                    Advanced Communications Group, Inc. and Subsidiaries
                                    ----------------------------------------------------

                                             COMPUTATION OF EARNINGS PER SHARE
                                                        (Unaudited)
                                                       Three Months Ended                    Nine months Ended
                                                     ----------------------       ------------------------------------
(In thousands, except per share amounts)              Actual      Pro Forma              Pro Forma            Actual
                                                     ---------    ---------       -----------------------    ---------
                                                     Sept. 30,    Sept. 30,       Sept. 30,     Sept. 30,    Sept. 30,
                                                       1998         1997            1998          1997          1998
                                                     ---------    ---------       ---------     ---------    ---------
Earnings Per Share:
------------------

Average number of common shares
   outstanding for basic and diluted
   computation (See Note)                             19,616        19,616         19,616         19,616       18,179
                                                     =======       =======        =======        =======      =======

Net income (loss) earnings                           $(3,691)      $(2,146)       $(4,937)       $(2,370)     $(5,835)
                                                     =======       =======        =======        =======      =======

Basic earnings per share                             $  (.19)      $  (.11)       $  (.25)       $  (.12)       $(.32)
                                                     =======       =======        =======        =======      =======

Diluted earnings per share                           $  (.19)      $  (.11)       $  (.25)       $  (.12)       $(.32)
                                                     =======       =======        =======        =======      =======
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  Note:  The effect of the assumed exercise of stock options and the assumed conversion of the note payable and preferred stock have not been included in the computation of diluted earnings per share for the period after issuance because to do so would have been anti-dilutive for the periods presented.